Exhibit 99.1

The TJX Companies, Inc. Reports Strong Fiscal Year 2008 Results; Fourth Quarter Results Above Expectations

FRAMINGHAM, Mass.--(BUSINESS WIRE)--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 26, 2008. Net sales from continuing operations for the 52-week fiscal year were $18.6 billion, a 7% increase over last year, and consolidated comparable store sales increased 4%. Income from continuing operations for the 52-week fiscal year was $772 million, and diluted earnings per share from continuing operations were $1.66 compared to $1.63 for the prior year. Results include after-tax charges of $119 million, or $.25 per share, in Fiscal 2008 and $3 million (which did not change full-year earnings per share) in Fiscal 2007 related to the previously reported unauthorized computer intrusion(s) (see below). Excluding these charges, adjusted diluted earnings per share from continuing operations for Fiscal 2008 were $1.91, a 17% increase over $1.63 for the prior year.

For the 13-week Fiscal 2008 fourth quarter, net sales from continuing operations increased 8% to $5.5 billion, and consolidated comparable store sales increased 4% over last year. Income from continuing operations for the fourth quarter was $301 million, and diluted earnings per share from continuing operations were $.66 compared to $.51 in the prior year. Fourth quarter results include an after-tax benefit of $11 million, or $.02 per share, due to a reduction of the reserve related to the computer intrusion(s) (see below) as compared to a Fiscal 2007 fourth quarter charge of $.01 per share related to the intrusion(s). Excluding these items, adjusted diluted earnings per share from continuing operations were $.64, up 23% over the adjusted $.52 per share in the prior year.

Carol Meyrowitz, President and Chief Executive Officer of The TJX Companies, Inc., stated, “We are very pleased with our performance in 2007. Our strategies yielded strong operating results and margin growth, even in the challenging retail environment. Driving profitable sales remains our top priority, and we have delivered another great year on top of a great year by solidly executing the fundamentals of our flexible, global, off-price model. We were extremely disciplined in managing inventories, which gave us the ability to buy into current trends and offer great brands and fashions at compelling values. New merchandising initiatives and improved marketing highlighted our values and helped drive customer traffic. Further, expense management continued to be a key focus across the Company. In 2008, we will remain focused on many of these same strategies to drive profitable sales growth, and will continue pursuing growth vehicles to expand our brand presence both domestically and internationally.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for the full year were as follows:

	Full Year				Full Year
	Comparable Store Sales				Net Sales ($ in millions)
	FY2008		FY2007		FY2008	FY2007
Marmaxx*	+1%		+2%		$11,967	$11,532
Winners/HomeSense	+14%	(US$)	+11%	(US$)	$2,041	$1,741
	+5%	(C$)	+5%	(C$)
T.K. Maxx	+14%	(US$)	+13%	(US$)	$2,216	$1,865
	+6%	(GBP)	+9%	(GBP)
HomeGoods	+3%		+4%		$1,480	$1,365
A.J. Wright	+2%		+3%		$633	$602
Bob’s Stores	+5%		+2%		$310	$301

TJX	+4%		+4%		$18,647	$17,405
*Combination of T.J. Maxx and Marshalls

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter				Fourth Quarter
	Comparable Store Sales				Net Sales ($ in millions)
	FY2008		FY2007		FY2008	FY2007
Marmaxx*	+1%		+2%		$3,413	$3,279
Winners/HomeSense	+23%	(US$)	+10%	(US$)	$621	$494
	+5%	(C$)	+8%	(C$)
T.K. Maxx	+9%	(US$)	+23%	(US$)	$721	$629
	+5%	(GBP)	+10%	(GBP)
HomeGoods	+0%		+5%		$448	$422
A.J. Wright	+1%		+2%		$189	$183
Bob’s Stores	+10%		+0%		$96	$90

TJX	+4%		+5%		$5,488	$5,097
*Combination of T.J. Maxx and Marshalls

Reduction of Reserve Related to Previously Announced Computer Intrusion(s)

In the fourth quarter of Fiscal 2008, the Company recorded a reduction in its reserve related to the computer intrusion(s), resulting in an after-tax benefit of approximately $11 million, or $.02 per share. This reduction related primarily to insurance proceeds with respect to the intrusion(s), as well as a reduction in estimated legal and other fees as the Company has continued to resolve disputes, litigation and investigations. The reserve reflects the Company’s current estimation of probable losses arising from the computer intrusion(s), in accordance with generally accepted accounting principles. The Company continues to assess its potential exposure and the amount of its reserve based on ongoing developments.

Impairment Charge

In the fourth quarter of Fiscal 2008, the Company recorded an impairment charge of $5 million, after tax, or $.01 per share, related to Bob’s Stores, which is reflected in Bob’s Stores’ segment results. The impairment charge relates to certain long-lived assets and intangible assets at Bob’s Stores and represents the excess of recorded carrying values over the estimated fair value of these assets at year end. This charge was recorded in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” under which the Company reviews its long lived assets across all business units and major asset classifications annually to determine potential impairment.

Margins

For the full year Fiscal 2008, consolidated pretax profit margin from continuing operations was 6.7% compared to 7.2% in the prior year, reflecting the negative impact (1.0 percentage points) of charges related to the previously announced computer intrusion(s). Excluding these charges, pretax margins increased 0.5 percentage points to 7.7%. Gross margin from continuing operations increased 0.4 percentage points to 24.5%, driven by improved merchandise margins. Selling, general and administrative costs as a percent of sales were 16.8%, which were flat with prior year, due to the Company’s continued focus on cost containment, partially offset by a planned increase in marketing expense.

During the fourth quarter of Fiscal 2008, the Company’s consolidated pretax profit margin from continuing operations was 8.9%, a 1.4 percentage point improvement over prior year. The reduction to the intrusion(s) reserve, referenced above, positively impacted consolidated pretax profit margin by 0.4 percentage points in the fourth quarter. The gross profit margin from continuing operations was 24.5%, up 1.5 percentage points over prior year, primarily due to a 1.3 percentage point increase in merchandise margins, as well as buying and occupancy cost leverage. The gross profit margin benefited by 0.3 percentage points due to the foreign currency impact of inventory-related hedges, primarily in Canada. Selling, general and administrative costs as a percent of sales was 16.0%, up 0.5 percentage points versus the prior year. This increase primarily reflects a planned increase in marketing expense, the Bob’s Stores impairment charge, as well as the timing of certain corporate expense items.

Inventory

Total inventories as of January 26, 2008, were $2.7 billion compared with $2.6 billion at the same time in the prior year. Consolidated inventories on a per-store basis, including the warehouses, at January 26, 2008, were up 2%. Excluding the impact of foreign currency, inventories were essentially flat on a per-store basis. At the Marmaxx division, the total inventory commitment, including the warehouses, stores and merchandise on order, was down versus last year on a per-store basis. The Company remains very comfortable with its inventory levels, with fewer dollars committed than at this time last year.

Share Repurchases

During the fourth quarter, the Company spent a total of $300 million to repurchase TJX stock, retiring 10.5 million shares. In Fiscal 2008, the Company spent a total of $950 million to repurchase TJX stock, which was more than planned, retiring a total of 33.3 million shares. As previously announced, the Company’s Board of Directors earlier this year approved a new stock repurchase program that authorizes the repurchase of up to $1 billion of TJX common stock from time to time, which represents approximately 8% of the Company’s outstanding shares at current prices. The new authorization is in addition to the current repurchase program.

Discontinued Operations

The Company reports results from continuing operations, which exclude the results of operations from 34 discontinued A.J. Wright stores. These stores were closed during the fourth quarter of Fiscal 2007 in order to reposition this business.

Fiscal 2009 Outlook

For the fiscal year ending January 31, 2009, the Company expects earnings per share from continuing operations in the range of $2.20 to $2.25, which represents a 15% to 18% increase over the $1.91 adjusted earnings per share from continuing operations in Fiscal 2008 (detailed above). This guidance includes an expected $.09 per share benefit from the 53rd week in the Company’s Fiscal 2009 calendar. Excluding this benefit, this guidance represents a 10% to 13% increase over last year. This range is based upon estimated consolidated comparable store sales growth of 2% to 3%, of which approximately 0.5 percentage points is due to the impact of foreign currency exchange rates.

For the first quarter of Fiscal 2009, the Company expects earnings per share from continuing operations in the range of $.40 to $.41, which represents an 18% to 21% increase over $.34 on a reported basis last year. Prior year’s first quarter results include a $.03 per share charge related to the computer intrusion(s). Excluding this charge, this guidance represents an 8% to 11% increase over the prior year’s adjusted earnings per share from continuing operations of $.37. This outlook is based upon estimated consolidated comparable store sales growth of 4% to 5% of which approximately 2 percentage points is due to the impact of foreign currency exchange rates.

Stores by Concept

During the fiscal year ended January 26, 2008, the Company added a total of 97 stores, net of closings, to end the year with 2,563 stores, and increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet
	FY 2008		FY 2008
			(in millions)
	Beginning	End	Beginning	End
T.J. Maxx	821	847	24.6	25.2
Marshalls	748	776	24.0	24.7
Winners	184	191	5.4	5.6
HomeSense	68	71	1.6	1.7
HomeGoods	270	289	6.6	7.1
T.K. Maxx	210	226	6.5	7.1
A.J. Wright	129	129	3.3	3.3
Bob’s Stores	36	34	1.6	1.5

TJX	2,466	2,563	73.6	76.2

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 847 T.J. Maxx, 776 Marshalls, 289 HomeGoods, and 129 A.J. Wright stores, as well as 34 Bob’s Stores, in the United States. In Canada, the Company operates 191 Winners and 71 HomeSense stores, and in Europe, 226 T.K. Maxx stores. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fourth Quarter and Fiscal 2008 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, President and Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s Fiscal 2008 results, operations and business trends. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available at www.tjx.com or by dialing (866) 367-5577 through Wednesday, February 27, 2008.

February 2008 Sales Recorded Call

Additionally, the Company expects to release its February 2008 sales results on Thursday, March 6, 2008, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s February sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 13, 2008.

Archived versions of the Company’s recorded messages and conference calls are available at www.tjx.com after they are no longer available by telephone.

Forward-looking Statements

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: the results and effects of the intrusion or intrusions into our computer system including the losses and expenses we may incur (which may be different from the amount we reserved and estimated and which differences may be material) and consequences to our business (including potential effects on our reputation and our sales) and to the value of our company and related value of our stock; the terms and completion of the settlement of the customer class actions; our ability to successfully expand our store base and increase same store sales; risks of expansion and costs of contraction; our ability to successfully implement our opportunistic inventory strategies and to effectively manage our inventories; successful advertising and promotion; consumer confidence, demand, spending habits and buying preferences; effects of unseasonable weather; competitive factors; factors affecting availability of store and distribution center locations on suitable terms; factors affecting our recruitment and employment of associates; factors affecting expenses; success of our acquisition and divestiture activities; our ability to successfully implement technologies and systems and protect data; our ability to continue to generate adequate cash flows; our ability to execute the share repurchase program; availability and cost of financing; general economic conditions, including gasoline prices; potential disruptions due to wars, natural disasters and other events beyond our control; changes in currency and exchange rates; product safety and import risks; adverse outcomes for any significant litigation; compliance with and changes in laws and regulations and accounting rules and principles; adequacy of reserves; closing adjustments; effectiveness of internal controls; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Net sales	$5,488,256	$5,096,779	$18,647,126	$17,404,637

Cost of sales, including buying and occupancy costs	4,146,038	3,922,446	14,082,448	13,213,703
Selling, general and administrative expenses	875,685	789,782	3,126,565	2,923,560
Provision (credit) for Computer Intrusion related costs	(18,900)	4,960	197,022	4,960
Interest (income) expense, net	(1,175)	(390)	(1,598)	15,566

Income from continuing operations before provision for income taxes	486,608	379,981	1,242,689	1,246,848
Provision for income taxes	185,459	136,730	470,939	470,092

Income from continuing operations	301,149	243,251	771,750	776,756

Discontinued operations:
Loss on disposal of discontinued operations, net of income taxes	-	(38,110)	-	(38,110)
Income (loss) of discontinued operations, net of income taxes	-	321	-	(607)

Net income	$301,149	$205,462	$771,750	$738,039

Diluted earnings per share:
Income from continuing operations	$0.66	$0.51	$1.66	$1.63
Net income	$0.66	$0.43	$1.66	$1.55
Cash dividends declared per share	$0.09	$0.07	$0.36	$0.28
Weighted average shares for diluted earnings per share computation (in thousands)	456,126	478,714	468,046	480,045

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 26,	January 27,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$732.6	$856.7
Accounts receivable and other current assets	358.8	274.3
Current deferred income taxes, net	163.5	35.8
Merchandise inventories	2,737.4	2,582.0

Total current assets	3,992.3	3,748.8

Property and capital leases, net of depreciation	2,235.2	2,038.4
Other assets	190.9	115.6
Goodwill and tradename, net of amortization	181.5	182.9

TOTAL ASSETS	$6,599.9	$6,085.7

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,516.7	$1,372.4
Accrued expenses and other current liabilities	1,326.5	1,010.6

Total current liabilities	2,843.2	2,383.0

Other long-term liabilities	764.0	605.5
Non-current deferred income taxes, net	28.4	21.5
Long-term debt	833.1	785.6

Shareholders' equity	2,131.2	2,290.1

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,599.9	$6,085.7

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Fifty-Two Weeks Ended
	January 26,	January 27,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$771.8	$738.0
Depreciation and amortization	369.4	353.1
Deferred income tax provision	(116.3)	6.3
Amortization of stock compensation	54.1	69.8
(Increase) decrease in accounts receivable and other current assets	(23.4)	3.2
(Increase) in merchandise inventories	(112.4)	(201.4)
Increase in accounts payable	117.3	50.2
Increase in accrued expenses and other liabilities	255.3	128.0
Other	45.3	47.8

Net cash provided by operating activities	1,361.1	1,195.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(527.0)	(378.0)
Other	0.7	0.7

Net cash (used in) investing activities	(526.3)	(377.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(940.2)	(557.2)
Proceeds from sale and issuance of common stock	134.1	260.2
Cash dividends paid	(151.5)	(122.9)
Other	4.9	1.9

Net cash (used in) financing activities	(952.7)	(418.0)

Effect of exchange rate changes on cash	(6.2)	(8.6)

Net (decrease) increase in cash and cash equivalents	(124.1)	391.1
Cash and cash equivalents at beginning of year	856.7	465.6

Cash and cash equivalents at end of period	$732.6	$856.7

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 26,	January 27,	January 26,	January 27,
Net sales:	2008	2007	2008	2007
Marmaxx	$3,412,678	$3,279,474	$11,966,651	$11,531,785
Winners and HomeSense	621,107	494,116	2,040,814	1,740,796
T.K. Maxx	721,186	628,611	2,216,218	1,864,502
HomeGoods	448,201	421,952	1,480,382	1,365,103
A.J. Wright	188,704	182,582	632,661	601,827
Bob's Stores	96,380	90,044	310,400	300,624
	$5,488,256	$5,096,779	$18,647,126	$17,404,637
Segment profit or (loss):
Marmaxx	$324,137	$287,692	$1,158,179	$1,079,275
Winners and HomeSense	92,244	51,600	235,128	181,863
T.K. Maxx	66,509	54,697	127,218	109,305
HomeGoods	32,050	30,605	76,224	60,938
A.J. Wright	5,167	(1,180)	(1,801)	(10,250)
Bob's Stores	(4,420)	(5,916)	(17,398)	(17,360)
	515,687	417,498	1,577,550	1,403,771

General corporate expense	49,154	32,947	139,437	136,397
Provision (credit) for Computer Intrusion related costs	(18,900)	4,960	197,022	4,960
Interest (income) expense, net	(1,175)	(390)	(1,598)	15,566

Income from continuing operations before provision for income taxes	$486,608	$379,981	$1,242,689	$1,246,848

The TJX Companies, Inc. and Consolidated Subsidiaries

Notes to Consolidated Condensed Statements

1. During the fourth quarter of fiscal 2007 TJX closed 34 of its A.J. Wright stores and recorded the cost to close the stores, as well as operating results of the stores, as discontinued operations.

2. TJX suffered an unauthorized intrusion or intrusions into portions of its computer system that process and store information related to credit and debit card, check and unreceipted merchandise return transactions (the intrusion or intrusions, collectively, the "Computer Intrusion"), which was discovered during the fourth quarter of fiscal 2007, and the related theft of customer data, primarily related to portions of the transactions at its stores (other than Bob's Stores) during the periods 2003 through June 2004 and mid-May 2006 through mid-December 2006.

During the first six months of fiscal 2008 TJX incurred pre-tax costs of $38 million for costs related to the Computer Intrusion. In addition, in the second quarter ended July 28, 2007 TJX established a pre-tax reserve for its estimated exposure to potential losses related to the Computer Intrusion and recorded a pre-tax charge of $178 million. As of January 26, 2008, TJX reduced the reserve by $19 million, primarily due to insurance proceeds with respect to the Computer Intrusion, which had not previously been reflected in the reserve, as well as a reduction in estimated legal and other fees as the Company has continued to resolve outstanding disputes, litigation and investigations. This reserve reflects the Company’s current estimation of probable losses in accordance with generally accepted accounting principles with respect to the Computer Intrusion and includes our current estimation of total potential cash liabilities, from pending litigation, proceedings, investigations and other claims, as well as legal and other costs and expenses, arising from the Computer Intrusion. This reduction in the reserve results in a credit to the Provision for Computer Intrusion related costs of $19 million in the fiscal 2008 fourth quarter and a pre-tax charge of $197 million for the fiscal year ended January 26, 2008.

The Provision for Computer Intrusion related costs increased fiscal 2008 fourth quarter net income by $11 million, or $.02 per share, and reduced net income from continuing operations for the full fiscal 2008 year by $119 million, or $.25 per share.

3. The following is a reconciliation of our fourth quarter and full year diluted earnings per share for continuing operations, as reported on a GAAP basis, to the adjusted diluted earnings per share referenced in our earnings release.

	Fourth Quarter		Full Year
	FY2008	FY2007	FY2008	FY2007
EPS from continuing operations, as reported	$0.66	$0.51	$1.66	$1.63

Adjustments:
Costs relating to Computer Intrusion	(0.02)	0.01	0.25	-

Adjusted EPS from continuing operations	$0.64	$0.52	$1.91	$1.63

4. During the fourth quarter ended January 26, 2008, TJX repurchased 10.5 million shares of its common stock at a cost of $300 million. On a year-to-date basis through January 26, 2008, TJX repurchased 33.3 million shares at a cost of $950 million. Repurchases were suspended during most of the first quarter as a result of the discovery of the Computer Intrusion. TJX records the repurchase of its stock on a cash basis and the amounts reflected in the financial statements may vary from the above due to the timing of settlement of repurchases. Of the $950 million of repurchases made during the fiscal year, $436 million completed a $1 billion stock repurchase program initially approved in October 2005 and $514 million were made under the $1 billion stock repurchase program approved by the Board of Directors in January 2007. In February 2008, TJX’s Board of Directors authorized an additional multi-year stock repurchase plan of $1 billion.

5. In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statement. FIN 48 requires that TJX determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority and if so, recognize the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement. FIN 48 must be applied to all existing tax positions upon initial adoption. TJX adopted FIN 48 in the first quarter ended April 28, 2007 and the net impact of adoption on its financial position was immaterial. However, in connection with the adoption, certain amounts that were historically netted within other liabilities were reclassified to other assets.

6. Certain amounts in the prior year’s financial statements have been reclassified to be consistent with this year’s presentation.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Investor and Public Relations
(508) 390-2323